Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 (File No. 333-163875) of our report dated April 21, 2009 (except for Note 15 as to which the date is December 10, 2009) relating to the consolidated financial statements of Smile Brands Group Inc. and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adoption of Accounting Standards Codification 740-10 and 810-10-65-1) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
February 11, 2010